                                                                October 22, 2009

VIA EDGAR

Jennifer Thompson
Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549
United States

     G. WILLI-FOOD INTERNATIONAL LTD.
     FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008
     FILED JUNE 29, 2009
     COMMISSION FILE NO. 000-29256

Dear Mrs. Thompson:

In connection with the comments raised by the Staff in its comment letter dated
September 30, 2009 with respect to the Form 20-F of G. Willi-Food-International
Ltd. ("Willi-Food") for the year ended December 31, 2008, the Company hereby acknowledges the following:

     o    The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o    Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o    The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions or concerns, please call the undersigned at
972-8-932-1000.

                      Very truly yours,

                      G. WILLI-FOOD INTERNATIONAL LTD.

    By: /s/ Joseph Williger                       By: /s/ Ety Sabach
    -----------------------                       ------------------
    Name: Joseph Williger                         Name: Ety Sabach
    Title: Chief Executive Officer                Title: Chief Financial Officer